UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report
(Date of earliest event reported):
November 4, 2009

THERMO FISHER SCIENTIFIC INC.
(Exact name of Registrant as specified in its Charter)

Delaware	1-8002	04-2209186
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

81 Wyman Street
Waltham, Massachusetts	02451
(Address of principal executive offices)	(Zip Code)
(781) 622-1000
(Registrant’s telephone
number including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events
     Thermo Fisher Scientific Inc. (the “Company”) received notice on November 4, 2009 that Inverness Medical Innovations Inc. (“Inverness”), has elected to terminate its contract with the Company covering Biosite products, effective July 1, 2010. Under this contract, the Company’s healthcare market business purchases Biosite products for resale to third-party customers. The Company believes that Inverness' decision to terminate the contract and sell direct to customers was made in response to the Company’s recent strategic decision to expand its product offerings in order to provide its customers with a broader menu of diagnostic solutions. The Company expects approximately $200 million in revenue from the sale of Biosite products in 2009. As a consequence of the termination, the Company expects that sales of Biosite products in 2010 will be less than half of the 2009 level and will be minimal in 2011 and beyond. The Company has signed an agreement with another supplier of diagnostic products and expects to sell approximately $40 million of these and other products from the new supplier in 2010, offsetting a portion of the anticipated drop in revenue from the Biosite products.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized, on this 10th day of November, 2009.

THERMO FISHER SCIENTIFIC INC.
By:	/s/ Seth H. Hoogasian
Seth H. Hoogasian
Senior Vice President, General Counsel and Secretary